EXHIBIT 99
----------


FOR IMMEDIATE RELEASE
---------------------



Contact:    Raymond Martz, Director of Finance/Investor Relations
            --Bethesda +301/941-1516



               LA SALLE HOTEL PROPERTIES REPORTS 5.6 PERCENT
                     REVPAR INCREASE IN FIRST QUARTER


      BETHESDA, MD, MAY 2, 2001 -- LaSalle Hotel Properties (NYSE: LHO) today reported comparable funds from operations (FFO) of $8.2 million for the first quarter 2001 versus $9.0 million for the first quarter 2000. On a per diluted share/unit basis, comparable FFO for the first quarter 2001 was $0.44 versus $0.49 for the first quarter 2000. Comparable FFO is defined as FFO before one-time items including the purchase of LaSalle Hotel Lessee ("LHL"), the transition expenses associated with becoming a self-managed Real Estate Investment Trust ("REIT"), and the costs associated with terminating the Hotel Viking lease with Bellevue Properties.

      The decrease in comparable FFO was due to expected losses incurred by LHL, the recently acquired affiliated lessee. LHL historically has experienced significant first quarter losses due to seasonality, which traditionally have been recouped in the second quarter. The Company continues to anticipate the acquisition of LHL will be accretive for the year.

      For the quarter ended March 31, 2001 versus the same period in 2000, room revenue per available room (RevPAR) rose 5.6 percent to $100.87. The average daily rate (ADR) of $146.01 was a 5.3 percent increase over the prior year period while occupancy increased to 69.1 percent, a 0.3 percent increase over the first quarter of 2000.

      "RevPAR growth for our portfolio during the first quarter was above the industry average and in-line with our expectations," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties.
"However, as the quarter progressed, we experienced a continual decline in the year-over-year growth in revenues generated by our hotels."

      The Company's comparable EBITDA decreased 12 percent to $12.2 million for the quarter ended March 31, 2001 compared to $13.9 million in the first quarter 2000. Comparable EBITDA is defined as earnings before interest, taxes, depreciation, amortized expenses, the write-down of properties held for disposition, extraordinary items and one-time charges related to the acquisition of the Company's affiliated lessee, transition costs associated with becoming a self-managed REIT, and the termination costs associated with the Hotel Viking lease. The decrease in comparable EBITDA was due to expected seasonal losses incurred by LHL, the recently acquired affiliated lessee.

      For the first quarter 2001, the company experienced a net loss of $2.3 million, or ($0.13) per diluted share/unit, compared to net income of $1.7 million, or $0.10 per diluted share/unit for the quarter ended March 31, 2000. The decrease in net income was largely attributable to the acquisition of LHL, the subsequent pick-up of the entire affiliated lessee's seasonal net loss for the quarter, one-time expenses associated with becoming a self-managed REIT, and the cost of terminating the Hotel Viking lease.

      At the end of the first quarter, LaSalle Hotel Properties had total outstanding debt of approximately $324.3 million, including approximately $150.4 million outstanding under its credit facility and its approximately $11.8 million portion of the joint venture mortgage debt. On April 6, the Company entered into a two-year, nine-month fixed interest rate swap at
4.87 percent for $30.0 million currently outstanding on its credit facility, which effectively fixes the interest rate at 6.87 percent including the Company's current spread, which varies with its leverage ratio.

      On March 8, the Company announced the acquisition of four hotels in Washington, D.C., encompassing 502 guestrooms. LaSalle expects to spend approximately $30 million to redevelop the four-property hotel collection. The redevelopment program, to be completed in two phases, will include a complete renovation of all guestrooms and suites, lobbies, entrances, public corridors, meeting rooms, and restaurants/bars. Renovations at two of the properties are expected to begin by early in the third quarter with completion in the fourth quarter. The second phase, involving the remaining two hotels, should commence during the fourth quarter of this year with completion during the first quarter of 2002.

      "Washington, D.C. is a high-growth urban market with significant barriers to entry and is one of the strongest hotel markets in the country," said Mr. Bortz. "Our plans are to reposition these assets as high quality boutique hotels. We selected the Kimpton Group to oversee the repositioning program and manage the hotels because of their successful track record converting and operating these types of properties."

      During the first quarter, the Company completed both the transition to become a self-managed REIT and the acquisition of LHL, its affiliated lessee. On January 1, 2001, the Company acquired the remaining 91 percent of LHL, which is now a wholly owned subsidiary of LaSalle Hotel Operating Partnership, L.P. LHL currently leases nine of the Company's hotels, including the Hotel Viking and the acquired Washington, D.C. hotels.

      During the first quarter, the Company refinanced the $40.0 million of 1990 Massachusetts Port Authority ("Massport") Special Project Revenue Bonds that were secured by its Hyatt Harborside Hotel with $37.1 million of tax-exempt Massport Special Project Revenue Refunding Bonds and $5.4 million of taxable Massport Special Project Revenue Refunding Bonds. The maturity on the new bonds, which have received a AAA/A-1+ rating from Standard & Poor's, is 2018. The new bonds have a weekly floating interest rate, which is currently more favorable than the 10 percent fixed rate for the 1990 bonds. The Company recorded an extraordinary loss of $1.2 million for the call premium and other charges related to the 1990 bonds.

      On April 12, LaSalle Hotel Properties declared its first quarter dividend of $0.385 per share. The dividend is payable to all shareholders of record as of April 30, 2001. Based on the stock's closing price on May 2, 2001, the first quarter dividend represents an annualized dividend yield of 9 percent.


2001 OUTLOOK
------------

      "The economic slowdown is having a significant impact on the demand for hotel rooms and services. This weakness in demand is being experienced by all customer segments, although the greatest impact thus far has occurred in the commercial transient and group segments," advised Mr. Bortz. "Corporate travel cuts are pervasive and we expect commercial demand to decline further during the year as the industry experiences the full impact of the changes in corporate travel polices. Both convention and leisure travel have held up reasonably well, but further weakening in demand from these segments is anticipated as the year progresses."

      The Company's RevPAR growth of 5.6 percent during the first quarter was robust; however, RevPAR growth rates are expected to be negative for the remainder of 2001. The Company's EBITDA margins are expected to contract in 2001 as the combination of reduced rental revenues and higher expenses, especially property insurance and energy expenses, negatively affect margins. The Company currently anticipates 2001 comparable FFO to be in the range of $2.52 to $2.62 on a per diluted share/unit basis.

      "The slowdown of the economy was abrupt and severe, which resulted in noticeably weaker demand across our hotels," said Mr. Bortz. "We no longer expect the economy to rebound in a material way during 2001. Since lodging is a lagging industry, we expect our business to worsen considerably in the second and third quarters and to remain weak in the fourth quarter. As a result, we are lowering our 2001 RevPAR growth for the year to (-2) to 0 percent, down from our previous estimate of 3 to 4 percent, with significant RevPAR declines in the second and third quarters of this year expected."

      "Although our operating results for the first quarter were solid, including our convention-oriented properties, the fundamentals at our urban hotels, which typically cater to corporate transient travelers who have more discretionary travel patterns, have softened considerably. In addition, we anticipate declining consumer confidence to affect leisure demand at our hotels during the summer, particularly at our resort properties," Mr. Bortz added.

      Nevertheless, the Company remains optimistic in its outlook for 2002 and beyond due to continuing declines in new construction of hotels and an ongoing expectation for an economic recovery in 2002. The Company will also continue to benefit from additional declines in short-term interest rates as approximately $175 million or 54% of the Company's total outstanding long-term debt is floating rate debt.

      The Company remains on target to invest a total of approximately $38.0 million in 2001 for property repositioning, renovation projects and other capital improvements, including approximately $22 million for repositioning the DC hotel collection during the year. As of the end of the first quarter, roughly $4.8 million had been expended on capital expenditures.

      LaSalle Hotel Properties announced that its 2001 Annual Meeting of Shareholders will be held at 8 am EDT on May 16, 2001, at the Hyatt Hotel in Bethesda, Maryland. The Company also announced it will host an Institutional Investor and Research Analyst meeting at its San Diego Paradise Point Resort at 4 pm EDT on May 10, 2001. All shareholders and other interested parties are invited to participate through a webcast of this meeting, which can be accessed from the Company's web site. For more information on this upcoming meeting, please visit the Company's web site at www.lasallehotels.com.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust that owns 17 upscale and luxury full-service hotels, totaling approximately 5,800 guest rooms in 14 markets in 11 states and the District of Columbia. LaSalle Hotel Properties is focused on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Le Meridien Hotels & Resorts, Marriott International, Inc., Radisson Hotels International, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation and the Kimpton Hotel & Restaurant Group, LLC.

      Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of the Company to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Quantitative and Qualitative Disclosure About Market Risk" and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2000, under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Quantitative and Qualitative Disclosure About Market Risk", under "Certain Relationships and Related Transactions" in the Company's proxy statement dated March 31, 2001, with respect to the annual meeting of shareholders to be held on May 16, 2001, under "Risk Factors" and elsewhere in the Company's Registration Statement (333-77371) and in other periodic reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Company expectations or results, or any change in events.




ADDITIONAL CONTACT:
------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     -- + 301/941-1516




                 For additional information, please visit
                   our web site at www.lasallehotels.com




                                   # # #

                         LASALLE HOTEL PROPERTIES
                           Statements of Income
             (Dollar amounts in thousands, except share data)


                                          For the three months ended
                                         ----------------------------
                                            March 31,       March 31,
                                             2001             2000
                                          ----------       ----------
Hotel operating revenue
  Room revenue. . . . . . . . . . .           11,654                0
  Food & beverage revenue . . . . .            5,924                0
  Other revenue . . . . . . . . . .            1,436                0
Participating lease revenue . . . .           14,034           16,877
Interest income . . . . . . . . . .              276              290
Other income. . . . . . . . . . . .              (28)             (21)
                                          ----------       ----------
    Total revenues. . . . . . . . .           33,296           17,146
                                          ----------       ----------
Hotel operating expenses
  Room. . . . . . . . . . . . . . .            3,248                0
  Food & beverage . . . . . . . . .            4,880                0
  Other direct. . . . . . . . . . .            1,110                0
  Other indirect. . . . . . . . . .            6,379                0
Depreciation and other
  amortization. . . . . . . . . . .            7,338            6,971
Real estate taxes, personal
  property taxes and insurance. . .            2,378            1,953
Ground rent . . . . . . . . . . . .              907              586
General and administrative. . . . .            1,406              293
Advisory fees . . . . . . . . . . .                0              769
Interest. . . . . . . . . . . . . .            5,337            4,454
Amortization of deferred
  financing costs . . . . . . . . .              350              259
Minority interest . . . . . . . . .              (74)             163
Other expense . . . . . . . . . . .            1,921                4
Extraordinary losses. . . . . . . .            1,227                0
Income tax. . . . . . . . . . . . .             (776)               0
                                          ----------       ----------
    Total expenses and
      minority interest . . . . . .           35,631           15,452
                                          ----------       ----------
Net income. . . . . . . . . . . . .       $   (2,335)           1,694
                                          ==========       ==========
SHARE DATA:
Net income per weighted
 average common share
 outstanding:
   - Basic. . . . . . . . . . . . .            (0.13)            0.10
   - Diluted. . . . . . . . . . . .            (0.13)            0.10

Weighted average number of
 common shares outstanding:
   - Basic. . . . . . . . . . . . .       18,144,419       16,881,979
   - Diluted. . . . . . . . . . . .       18,231,594       16,894,833

Comparable Funds From
 Operations (FFO):
Net income. . . . . . . . . . . . .           (2,335)           1,694
Depreciation. . . . . . . . . . . .            7,313            6,969
Equity in depreciation of
  Joint Venture . . . . . . . . . .              228              150
Amortization of deferred
  lease fees. . . . . . . . . . . .               19                0
Extraordinary losses. . . . . . . .            1,227                0
Minority interest . . . . . . . . .              (74)             163
                                          ----------       ----------
    FFO . . . . . . . . . . . . . .            6,378            8,976

                         LASALLE HOTEL PROPERTIES
                     Statements of Income - Continued
             (Dollar amounts in thousands, except share data)


                                          For the three months ended
                                         ----------------------------
                                            March 31,       March 31,
                                             2001             2000
                                          ----------       ----------

Advisory transition expense . . . .              600                0
Lease termination expense . . . . .              785                0
Subsidiary purchase cost. . . . . .              455                0
                                          ----------       ----------
    Comparable FFO. . . . . . . . .            8,218            8,976
                                          ==========       ==========
Comparable FFO per common share
  and unit:
   - Basic. . . . . . . . . . . . .             0.44             0.49
   - Diluted. . . . . . . . . . . .             0.44             0.49

Weighted average number of common
  shares and units outstanding:
   - Basic. . . . . . . . . . . . .       18,719,232       18,453,485
   - Diluted. . . . . . . . . . . .       18,806,407       18,466,339

Comparable EBITDA:
Net income. . . . . . . . . . . . .           (2,335)           1,694
Interest. . . . . . . . . . . . . .            5,337            4,454
Depreciation and other
  amortization. . . . . . . . . . .            7,338            6,971
Amortization of deferred
  financing costs . . . . . . . . .              350              259
Equity in depreciation/amort
  of Joint Venture. . . . . . . . .              243              161
Equity in interest expense of
  Joint Venture . . . . . . . . . .              255              191
Income tax provision. . . . . . . .             (776)               0
Minority interest . . . . . . . . .              (74)             163
                                          ----------       ----------
    EBITDA. . . . . . . . . . . . .           10,338           13,893

Advisory transition expense . . . .              600                0
Lease termination expense . . . . .              785                0
Subsidiary purchase cost. . . . . .              455                0
                                          ----------       ----------
      Comparable EBITDA . . . . . .           12,178           13,893
                                          ==========       ==========

                         LASALLE HOTEL PROPERTIES
                      Statistical Data for the Hotels



                                          For the three months ended
                                         ----------------------------
                                            March 31,       March 31,
                                             2001             2000
                                          ----------       ----------

TOTAL PORTFOLIO

Occupancy . . . . . . . . . . . . .             69.1%            68.9%
    Increase. . . . . . . . . . . .              0.3%

ADR . . . . . . . . . . . . . . . .          $146.01          $138.67
    Increase. . . . . . . . . . . .              5.3%

REVPAR. . . . . . . . . . . . . . .          $100.87           $95.53
    Increase. . . . . . . . . . . .              5.6%